For more information, contact:

Roger Pondel/Judy Lin Sfetcu (Hansen Natural) 310.279.5980

rpondel@pondel.com

Maureen Roth (Anheuser-Busch)

314.765.6195

maureen.roth@anheuser-busch.com

FOR IMMEDIATE RELEASE

HANSEN NATURAL CORPORATION AND ANHEUSER-BUSCH ANNOUNCE ON-PREMISE SALES AND DISTRIBUTION DEAL

Monster Energy® to be Sold and Distributed Through

Anheuser-Busch, Inc. Wholesaler Network; Agreement Significantly Expands On-Premise Channel for Hansen’s Monster Energy® Brand

CORONA, Calif. (Feb. 9, 2007) – Hansen Natural Corporation (Nasdaq: HANS) and Anheuser-Busch, Inc. (NYSE: BUD) today announced they have concluded an agreement under which Anheuser-Busch, Inc. will manage and coordinate the sales, distribution and merchandising of Monster Energy® energy drinks to on-premise retailers including bars, nightclubs and restaurants in territories approved by Hansen. Terms of the agreement were not disclosed.

Select Anheuser-Busch wholesalers currently distribute Monster Energy®, Lost® Energy™ and Unbound® energy drinks, as well as Rumba™ energy juice, to off-premise accounts in certain U.S. markets following agreements signed between Anheuser-Busch and Hansen Natural Corporation in May 2006. This new agreement will provide Anheuser-Busch designated wholesalers with an opportunity to sell Monster Energy® to on-premise accounts.

Launched in April 2002, Monster Energy® is the leading 16-ounce energy drink in the United States. According to ACNielsen Convenience Brand Rank, energy drink category sales are up more than 43 percent for the 13-weeks ended December 31, 2006, over the comparable period last year. In the United States, Monster Energy® is the No. 2 brand overall with a 22.2

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Hansen Natural and Anheuser-Busch Announce Sales and Distribution Deal

percent share, and Lost® Energy™ is the No. 10 brand. Rumba™ energy juice and Unbound® Energy are new Hansen products.

“Anheuser-Busch has been an outstanding business partner for the last eight months, and we are excited to expand our relationship with them to include the on-premise channel—a significant and largely untapped market for our products,” said Rodney C. Sacks, chairman and chief executive officer of Hansen Natural Corporation. “This agreement opens a significant new and incremental sales channel for Monster Energy® that will play an essential role in continuing the development of the image and personality of our Monster Energy® brand and provide extremely important sampling opportunities. We look forward to working together to build on the success of Monster Energy® and our other energy drink brands.”

“The energy drink segment offers exceptional growth, and deepening our already strong relationship with Hansen will help broaden Anheuser-Busch’s participation in this highly profitable category,” said August A. Busch IV, president and chief executive officer of Anheuser-Busch Cos., Inc. “Our wholesalers’ unsurpassed expertise in reaching the on-premise market will bring the Monster Energy® brand to even more contemporary consumers, strengthening all of our businesses.”

Based in St. Louis, Anheuser-Busch is the leading American brewer, holding a 48.4 percent share of U.S. beer sales. The company brews the world’s largest-selling beers, Budweiser and Bud Light. Anheuser-Busch also owns a 50 percent share in Grupo Modelo, Mexico’s leading brewer, and a 27 percent share in China brewer Tsingtao, whose namesake beer brand is the country’s best-selling premium beer. Anheuser-Busch was ranked No. 1 among beverage companies in FORTUNE Magazine’s Most Admired U.S. and Global Companies lists in 2006. Anheuser-Busch is one of the largest theme park operators in the United States, is a major manufacturer of aluminum cans and is one of the world’s largest recyclers of aluminum cans. For more information, visit www.anheuser-busch.com.

Based in Corona, California, Hansen Natural Corporation markets and distributes Hansen’s® Natural Sodas, Signature Sodas, fruit juice Smoothies, Energy drinks, Energade® energy sports drinks, E20 Energy Water®, Sparkling Lemonades and Orangeades, multi-vitamin juice drinks in aseptic packaging, Junior Juice® juice, iced teas, lemonades and juice cocktails, apple juice and juice blends, Blue Sky® brand beverages, Monster Energy® brand energy drinks, Lost® Energy™ brand energy drinks, Joker Mad Energy™, Unbound® Energy and Ace™ Energy

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Hansen Natural and Anheuser-Busch Announce Sales and Distribution Deal

brand energy drinks, Rumba™ brand energy juice, and Fizzit™ brand powdered drink mixes. For more information visit www.hansens.com and www.monsterenergy.com.

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to revenues and profitability. Management cautions that these statements are qualified by their terms or important factors, many of which are outside of the control of the company, that could cause actual results and events to differ materially from the statements made herein, including, but not limited to, the following: benefits from the new agreement; changes in consumer preferences; changes in demand that are weather related, particularly in areas outside of California; competitive pricing and/or marketing pressures; activities and strategies of competitors; changes in the price and/or availability of raw materials for the company’s products; the availability of production and/or suitable facilities; the marketing efforts of the distributors of the company’s products, most of which distribute products that are competitive with the products of the company; the introduction of new products, as well as unilateral decisions that may be made by grocery and/or convenience chain stores, specialty chain stores, club stores and other customers to discontinue carrying all or any of the company’s products that they are carrying at any time; and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. The company’s actual results could differ materially from those contained in the forward-looking statements. The company assures no obligation to update any forward-looking statements.

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